EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-56829, No. 333-89465, and No. 333-108119 of CuraGen Corporation on Forms S-8, and Registration Statement No. 333-90321, No. 333-32756, and No. 333-47600 of CuraGen Corporation on Form S-3 of our report dated January 23, 2004 (except as to Footnote 13, as to which the date is February 17, 2004) in this Annual Report on Form 10-K of CuraGen Corporation for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

Hartford, Connecticut

March 11, 2004